EXHIBIT 10.21

AMENDED AND RESTATED POWER PURCHASE AGREEMENT

THIS AMENDED AND RESTATED POWER PURCHASE AGREEMENT (the “Agreement” is entered into as of August 19, 2004 (the “Agreement Date”), by and between Commonwealth Electric Company, a Massachusetts corporation (“CECO”) and Northeast Energy Associates Limited Partnership, a Massachusetts limited partnership (“NEA”). CECO and NEA are individually referred to herein as a “Party” and are collectively referred to herein as the “Parties”.

WHEREAS, NEA owns a nominal 300 MW natural gas-fired electricity and steam generating plant located in Bellingham, Massachusetts (the “Facility”);

WHEREAS, CECO and NEA are parties to a certain Power Purchase Agreement dated August 15, 1988, as amended to date (the “Existing CECO 2 PPA”). pursuant to which CECO purchases from NEA a portion of the Facility’s capacity and associated energy;

WHEREAS, CECO and NEA desire to amend and restate the Existing CECO 2 PPA as provided for herein; and

WHEREAS, such amendment and restatement of the Existing CECO 2 PPA is consistent with CECO’s Invitation, dated October 17, 2003, to submit proposals regarding the transfer of entitlements to certain power purchase agreements and NEA’s response, dated December 3, 2003, related to the restructuring of four (4) power purchase agreements (including the Existing CECO 2 PPA) existing between NEA and each of CECO and Boston Edison Company (“BECO”) (the four (4) existing agreements, the “Existing Agreements”, are set forth at Exhibit A).

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

In addition to terms defined in the recitals hereto, the following terms shall have the meanings set forth below.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries’ controls, is controlled by, or is under common control with, such first Person. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Agreement Date” shall have the meaning set forth in the first paragraph of this Agreement.

“Approved Capacity Buyer” shall mean any of the Persons set forth on Schedule 4.1(c) hereto.

“Business Day” shall mean any day that is not a Saturday, Sunday, or NERC Holiday.

“Capacity” shall mean “Unforced Capacity” as presently defined in the NEPOOL Manual for Definitions and Abbreviations (and, throughout the Term, any successor product thereto).

“Capacity Payment” with respect to any given time period, shall mean the product of (a) the Capacity Price and (b) Capacity Requirement, for such period.

“Capacity Price” with respect to any month, shall mean (a) the Negotiated Capacity Price or (b) in the event that the Parties fail to agree upon a Negotiated Capacity Price on or before the Contract UCAP Transfer Deadline, the price for UCAP for such month established pursuant to the next UCAP Monthly Supply Auction; provided, however, if no price for UCAP is established in the next UCAP Monthly Supply Auction, the price to be used is that established pursuant to the last UCAP Monthly Supply Auction in which UCAP was transacted.

“Capacity Receipt Shortfall” shall have the meaning set forth in Section 3.8(c) hereof.

“Capacity Replacement Damages” shall have the meaning ascribed thereto in Section 3.8(b) herein.

“Capacity Replacement Price” with respect to any portion of the Capacity Requirement that NEA fails to deliver to CECO hereunder, shall mean (a) the price at which CECO, acting in a commercially reasonable manner, purchases Capacity in lieu of such portion of the Capacity Requirement, plus transaction and other administrative costs reasonably incurred by CECO in purchasing such Capacity, or (b) to the extent CECO has not purchased Capacity in lieu of such portion of the Capacity Requirement, the market price for such portion of the Capacity Requirement determined in a commercially reasonable manner.

“Capacity Requirement” shall mean for the applicable month, for so long as NEA is the owner of the Facility during the Term hereof, the lesser of (a) 20 MW or (b) 10% of the Capacity recognized by the ISO as attributable to the Facility. Upon the sale, assignment or transfer by NEA of its interest in the Facility during the Term hereof, Capacity Requirement shall be fixed at the Capacity Requirement in effect on the date immediately prior to such sale, assignment or transfer.

“Capacity Resale Damages” shall have the meaning ascribed thereto in Section 3.8(c) herein.

“Capacity Resale Price” with respect to any portion of the Capacity Requirement that CECO fails to accept delivery from NEA hereunder, shall mean (a) the price at which NEA, acting in a commercially reasonable manner, re-sells Capacity in lieu of such portion of the Capacity Requirement, less transaction and other administrative costs reasonably incurred by NEA in selling such Capacity or (b) to the extent NEA has not sold Capacity in lieu of such portion of the Capacity Requirement, the market price for such portion of the Capacity Requirement determined in a commercially reasonable manner.

“Capacity Supply Shortfall” shall have the meaning set forth in Section 3.8(b) hereof.

“CECO Reorganization Event” shall mean (a) any consolidation, merger or other form of combination of CECO with any other Person, (b) the acquisition of a majority of the outstanding shares of CECO by any Person or (c) the sale, conveyance, lease, transfer or other disposition, in one transaction or a series of related transactions, including without limitation the transfer or “spin-off” of shares of a subsidiary (collectively, a “Transfer”), affecting all or substantially all of the assets of CECO existing on the Agreement Date or hereafter acquired. For purposes of this definition, the transfer, sale or other disposition of all or substantially all of the transmission and/or distribution assets of CECO, will, in either case, constitute a “CECO Reorganization Event.”

“CECO Termination Payment” shall mean, with respect to this Agreement and NEA, an amount payable by CECO to NEA equal to the sum of the Losses (net of Gains) and Costs, expressed in U.S. Dollars, which NEA incurs as a result of the termination of this Agreement pursuant to Section 8.2 (a)(i) hereof.

“Change in Law or Market Structure” shall mean any of the following events that has a material adverse economic effect on one or both of the Parties: (a) the adoption, promulgation, modification, repeal or reinterpretation by any Governmental Entity of any Law which (or the effects of which) amends or conflicts with the Laws established or in effect as of the Agreement Date, (b) the adoption, promulgation, modification, repeal or reinterpretation by ISO of the ISO Policies which (or the effect of which) amends or conflicts with the ISO Policies established or in effect as of the Agreement Date or (c) the adoption or promulgation of a market structure that differs from the market structure reflected in the ISO Policies established or in effect as of the Agreement Date. For avoidance of doubt, a Change in Law or Market Structure shall include any event described in clauses (a), (b) or (c) above that results in CECO not being able to sell the Contract Energy purchased hereunder at a price greater than or equal to the Energy Payment prices (excluding the Support Payment) paid to NEA hereunder.

“Claiming Party” shall have the meaning set forth in Section 9.2(b) hereof.

“Contract Energy” shall have the meaning set forth in Section 3.1 hereof.

“Contract UCAP Transfer Deadline” with respect to any month, shall mean 5 PM Eastern Prevailing Time on the Business Day preceding the day by which final bids into the NEPOOL ISO Supply Auction must be submitted to be considered timely under the NEPOOL Practices and Market Rules and Procedures governing suppliers’ participation in the UCAP Monthly Supply Auction.

“Costs” shall mean brokerage fees, commissions and other similar third party transaction costs and expenses reasonably incurred in terminating this Agreement; and all reasonable attorneys’ fees and expenses incurred in connection with the termination of this Agreement.

“Cover Damages” shall have the meaning set forth in Section 3.6 hereof.

“Credit Support” shall have the meaning set forth in Section 8.2(a)(i)(B) hereof.

“Day-Ahead Energy Market” or “DAM” shall have the meaning as set forth in the NEPOOL Manual for Definitions and Abbreviations.

“Delivery Point” shall mean the Facility Bus; provided, however, that (a) if a LMP is not established for a node at the Facility Bus, or during periods of Force Majeure, NEA may deliver Contract Energy to an alternate node within the ISO control area that has a published LMP price and (b) NEA may deliver to any other delivery point mutually agreed to by the Parties.

“Delivery Shortfall” shall have the meaning set forth in Section 3.6 hereof.

“DTE” shall mean the Massachusetts Department of Telecommunications and Energy or its successor state regulatory agency.

“Eastern Prevailing Time” shall mean either Eastern Standard Time or Eastern Daylight Savings Time, as in effect from time to time.

“Effective Date” shall have the meaning set forth in Section 2.1 hereof.

“Energy Payment” shall have the meaning set forth in Section 4.1 (a)(i) hereof.

“Event of Default” shall have the meaning set forth in Section 8.1 hereof.

“Existing Agreements” shall have the meaning set forth in the Recitals.

“Execution Agreement” shall mean the Execution Agreement by and among NEA, BECO and CECO dated as of August 19, 2004.

“Existing CECO 2 PPA” shall have the meaning set forth in the Recitals.

“Facility” shall have the meaning set forth in the Recitals.

“Facility Bus” shall mean the point of interconnection between the Facility and the NEPOOL transmission system, which as of the Agreement Date is the UN.Bellinghm 13.2 NEA bus.

“FERC” shall mean the United States Federal Energy Regulatory Commission, and shall include its successors.

“Force Majeure” shall have the meaning set forth in Section 9.1(a) hereof.

“Gains” shall mean an amount equal to the present value, at an eight point one percent (8.1%) discount rate, of the economic benefit, if any (exclusive of Costs) resulting from the termination of this Agreement, determined in a commercially reasonable manner.

“Governmental Entity” shall mean any federal, state or local governmental agency, authority, department, instrumentality or regulatory body, and any court or tribunal, with jurisdiction over NEA, CECO or the Facility.

“IBT Containers” shall have the meaning as set forth in Section 3.3(a) hereof.

“Indemnified Party” shall have the meaning set forth in Section 12.1 hereof.

“Indemnifying Party” shall have the meaning set forth in Section 12.1 hereof.

“Internal Bilateral Transaction” shall have the meaning as set forth in the NEPOOL Manual for Definitions and Abbreviations.

“ISO” or ISO-NE” shall mean the ISO New England, Inc., the independent system operator established in accordance with the NEPOOL Agreement, or its successor.

“ISO Policies” shall mean the Market Rules and Procedures, NEPOOL Agreement, NEPOOL Manual for Definitions and Abbreviations and NEPOOL Practices.

“ISO Settlement Market System” shall have the meaning as set forth in the NEPOOL Manual for Definitions and Abbreviations.

“ISO UCAP Transfer Deadline” with respect to any month, shall mean the latest date upon which Capacity for that month may be transferred under an Internal Bilateral Transaction in accordance with ISO rules.

“Late Payment Rate” shall have the meaning set forth in Section 4.3 hereof.

“Law” shall mean all federal, state and local statutes, regulations, rules, orders, executive orders, decrees, policies, judicial decisions and notifications.

“Lead Participant” shall have the meaning as set forth in the NEPOOL Manual for Definitions and Abbreviations.

“LMP” shall mean, for any ISO nodal point for any hour on any day, the “Day Ahead LMP” or “Real Time LMP” ($/MWh) at such ISO nodal point calculated in accordance with Section 2 of Market Rule 1, as reported on the ISO website at www.iso-ne.com on the “Data & Reports” page, “Hourly Markets Data” subpage and “Selectable Hourly LMP Data” category, for such nodal point on such date and time. If such price should ever cease to be published, then the LMP shall be a regularly published comparable substitute price, as agreed to by the Parties in writing.

“Losses” shall mean, with respect to any Party, an amount equal to the present value, at an eight point one percent (8.1%) discount rate, of the economic loss to it, if any (exclusive of Costs), resulting from termination of this Agreement, determined in a commercially reasonable manner.

“Market Rules and Procedures” shall mean the Market Rules, Manuals and Procedures adopted by the ISO and/or members of NEPOOL, as may be amended from time to time, and as administered by the ISO to govern the operation of the NEPOOL markets, and any applicable successor rules, manuals and procedures.

“Moody’s” shall mean Moody’s Investors Service, Inc., and any successor thereto.

“MW” shall mean a megawatt.

“MWh” shall mean a megawatt-hour (one MWh shall equal 1,000 kWh).

“NEA Termination Payment” shall mean, with respect to this Agreement and CECO, an amount payable by NEA to CECO equal to the Losses (net of Gains) and Costs, expressed in U.S. Dollars, which CECO incurs as a result of the termination of this Agreement pursuant to Section 8.2 (a)(ii) hereof.

“Negotiated Capacity Price” shall mean the price for Capacity as agreed to by the Parties pursuant to Section 4.1(b) herein.

“NEPOOL” shall mean the New England Power Pool, or its successor.

“NEPOOL Agreement” shall mean that certain Restated New England Power Pool Agreement, as restated by an amendment dated as of December 1, 1996, as amended and restated from time to time, and any applicable successor agreement.

“NEPOOL ISO Supply Auction” shall mean the auction currently defined as the “Supply Auction” in the Market Rules and Procedures, or any successor to such auction.

“NEPOOL Manual for Definitions and Abbreviations” shall mean that certain Manual for Definitions and Abbreviations prepared by ISO-NE, as may be amended from time to time, and any applicable successor manual.

“NEPOOL Practices” shall mean the NEPOOL practices and procedures for delivery and transmission of electricity and capacity and capacity testing in effect from time to time and shall include, without limitation, applicable requirements of the NEPOOL Agreement, and any applicable successor practices and procedures.

“NERC Holiday” shall mean New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, and any other day declared a holiday by NERC.

“Ownership Share” shall have the meaning as set forth in the NEPOOL Manual for Definitions and Abbreviations.

“Party” and “Parties” shall have the meaning set forth in the first paragraph of this Agreement.

“Performance Assurance” shall mean collateral in the form of either cash, letter(s) of credit, or other security acceptable to the requesting Party.

“Person” shall mean an individual, partnership, corporation, limited liability company, limited liability partnership, limited partnership, association, trust, unincorporated organization, or a government authority or agency or political subdivision thereof.

“PURPA” shall mean the Public Utility Regulatory Policies Act of 1978, as amended.

“QF” shall have the meaning set forth in Section 6.3(a)(i) hereof.

“Quote Period” shall have the meaning set forth in Section 4.1(b) herein.

“Real-Time Energy Market” or “RTM” shall have the meaning as set forth in the NEPOOL Manual for Definitions and Abbreviations.

“Rejected Power” shall have the meaning set forth in Section 3.7 hereof.

“Replacement Power” shall mean electricity purchased by CECO and delivered to the Delivery Point as replacement for any Delivery Shortfall. Replacement Power shall not include Contract Energy delivered to CECO on behalf of NEA pursuant to Section 3.1 hereof.

“Replacement Price” shall mean the lesser of (a) the price at which CECO, acting in a commercially reasonable manner, purchases Replacement Power, plus (i) transaction and other administrative costs reasonably incurred by CECO in purchasing such Replacement Power and (ii) additional transmission charges, if any, reasonably incurred by CECO to transmit Replacement Power to the Delivery Point, or (b) the locational marginal pricing at the Delivery Point for such Replacement Power; provided, however, that in no event shall the Replacement Price include any penalties, ratcheted demand or similar charges, nor shall CECO be required to utilize or change its utilization of its owned or controlled assets or market positions to minimize NEA’s liability.

“Resale Damages” shall have the meaning set forth in Section 3.7 hereof.

“Resale Price” shall mean the higher of (a) the price at which NEA, acting in a commercially reasonable manner, sells or is paid for Rejected Power, plus transaction and other administrative costs reasonably incurred by NEA in re-selling such Rejected Power; or (b) the LMP at the Delivery Point for such Rejected Power; provided, however, that in no event shall such price include any penalties, ratcheted demand or similar charges, and further provided that in no event shall NEA be required to utilize or change its utilization of the Facility or its other assets or market positions in order to minimize CECO’s liability for Rejected Power.

“Schedule or Scheduling” shall mean the actions of NEA or CECO and/or their designated representatives, including each Party’s Transmission Providers, if applicable, of notifying, requesting and confirming to each other the quantity of Contract Energy to be delivered on any given day or days (or in any given hour or hours) during the Term at the Delivery Point.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and any successor thereto.

“Support Payment” shall have the meaning set forth in Section 4.1(a)(i) hereof.

“Term” shall have the meaning set forth in Section 2.2 hereof.

“Third-Party Quote” with respect to any Capacity Requirement, shall mean a firm offer by an Approved Capacity Buyer to purchase Capacity from CECO in a volume and for a time period equal to such Capacity Requirement.

“Transmission Provider” shall mean (a) ISO, its respective successor or Affiliates; (b) NEPOOL; (c) CECO; or (d) such other third parties from whom transmission services are necessary for NEA to fulfill its performance obligations to CECO hereunder.

“UCAP” shall have the meaning as set forth in the NEPOOL Manual for Definitions and Abbreviations.

“UCAP Monthly Supply Auction” shall mean the auction currently defined as the “UCAP Monthly Auction” in the NEPOOL Manual for Definitions and Abbreviations, or any successor to such auction that establishes a price for UCAP or its successor product.

2. EFFECTIVE DATE; CONDITIONS; TERM

2.1 Effective Date. The “Effective Date” of this Agreement shall be the Closing Date as established under the Execution Agreement.

2.2 Term.

(a) The “Term” of this Agreement shall mean the period from and including 11:59 p.m. (Eastern Prevailing Time) on the Effective Date through and including 11:59 p.m. (Eastern Prevailing Time) on September 15, 2016, unless this Agreement is sooner terminated in accordance with the provisions hereof.

(b) At the expiration of the Term, the Parties shall no longer be bound by the terms and provisions hereof (including, without limitation, any payment obligation hereunder), except (i) to the extent necessary to provide invoices and make payments or refunds with respect to Contract Energy or Capacity delivered prior to such expiration or termination, (ii) to the extent necessary to enforce the rights and the obligations of the Parties arising under this Agreement before such expiration or termination and (iii) the obligations of the Parties hereunder with respect to confidentiality and indemnification shall survive the expiration or termination of this Agreement and shall continue for a period of two (2) calendar years following such expiration or termination.

3. DELIVERY OF CONTRACT ENERGY AND CAPACITY

3.1 Obligation to Sell and Purchase Contract Energy. During each hour of the Term, NEA shall sell and deliver at the Delivery Point, and CECO shall purchase and receive at the Delivery Point, electricity in the amounts set forth in Section 3.3 and otherwise in accordance with the terms and conditions of this Agreement (“Contract Energy”). NEA shall be permitted to satisfy its obligation to deliver Contract Energy from any source of supply available to NEA. Contract Energy delivered to CECO by NEA or on behalf of NEA by NEA’s suppliers, designees or any other Person engaged by NEA to deliver Contract Energy shall be deemed delivered by NEA hereunder and NEA shall be solely responsible for any costs payable to its suppliers for such delivery. The aforementioned obligations for NEA to sell and deliver the Energy and for CECO to purchase and receive the Energy shall be firm and subject to adjustment only to reflect performance interruptions excused by this Agreement.

3.2 Characteristics. Contract Energy delivered by NEA to CECO at the Delivery Point shall be in the form of three (3)-phase, sixty (60) hertz, alternating current and otherwise in the form required by Market Rules and Procedures.

3.3 Scheduling.

(a) NEA shall Schedule deliveries of Contract Energy delivered hereunder with ISO in equal hourly quantities in accordance with all NEPOOL Practices and Market Rules and Procedures applicable thereto as set forth in Schedule 3.3. Furthermore, Contract Energy will be sold and delivered for purchase by CECO in the form of Internal Bilateral Transactions (“IBTs”) and NEA will use commercially reasonable efforts to transfer Contract Energy in the DAM; provided, however, that if such transfer cannot be made in the DAM, the Contract Energy shall be transferred in the RTM. All Contract Energy will be delivered to a specific node and not a zone. NEA will submit IBT Containers, as defined below, and notify CECO that the IBT Containers have been submitted into the ISO Settlement Market System. Subject to the satisfaction of NEA’s obligations in this Section 3.3, CECO will confirm the IBT Container in the ISO Settlement Market System. For purposes of this Agreement, “IBT Container” shall mean the form of electronic contract submittal, as implemented in the ISO Settlement Market System effective March 1, 2003 as amended from time to time, that requires CECO to confirm the general parameters of the IBT. IBTs shall be submitted and confirmed for the longest term permitted by the ISO. NEA shall be responsible for any inaccuracies in any schedules and shall correct such schedules upon notification by CECO; provided, however, CECO shall cooperate with NEA in connection with any such Scheduling and bidding and in complying with all NEPOOL Practices and shall promptly provide information reasonably requested by NEA for the purpose of assisting NEA with its Scheduling obligations hereunder. Notwithstanding the agreement to Schedule all Contract Energy in the DAM, the Energy Payment made by CECO to NEA shall be as calculated pursuant to Section 4.1(a) hereof.

(b) The Parties agree to use commercially reasonable efforts to comply with all applicable ISO Policies in connection with the Scheduling and delivery of Contract Energy hereunder. For administrative convenience, the Parties agree that all Contract Energy deliveries and receipts made pursuant to this Agreement and any other power purchase agreement between the Parties may be provided for in a single Schedule. Penalties or similar charges assessed by a Transmission Provider and caused by a Party’s noncompliance with the Scheduling obligations set forth in this Section 3.3 shall be the responsibility of the Party whose action or inaction caused the penalty.

3.4 Lead Participant; Ownership Share. NEA, or any entity so identified by NEA, shall be the Lead Participant of the Facility and CECO shall use commercially reasonable efforts to transfer such designation to NEA or the entity so identified by NEA. CECO shall use commercially reasonable efforts to transfer to NEA, or any entity so identified by NEA, the Ownership Share now held by CECO relating to the Facility.

3.5 Sales for Resale. All Contract Energy delivered by NEA to CECO hereunder shall be sales for resale, with CECO reselling such Contract Energy. CECO shall provide NEA with any certificates reasonably requested by NEA to evidence that the deliveries of Contract Energy hereunder are sales for resale. Nothing in this Agreement shall be construed to prohibit or restrict such resale by CECO.

3.6 Failure of NEA to Deliver Scheduled Contract Energy; Cover Damages.

Subject to Section 8.1(g) hereof, in the event NEA fails to deliver Contract Energy it is obligated to deliver hereunder and such failure is not excused under the terms of this Agreement (such undelivered Contract Energy to be referred to herein as the “Delivery Shortfall”), then NEA shall pay CECO, on the date payment would otherwise be due in respect of the month in which the failure occurred, an amount for such Delivery Shortfall equal to the Cover Damages. “Cover Damages” means an amount equal to (i) the amount, if any, by which (A) the Replacement Price ($/MWh) multiplied by the quantity (in MWh) of the Delivery Shortfall, exceeds (B) the Energy Payment that would have been paid pursuant to Section 4.1 hereof had the Delivery Shortfall been delivered, plus (ii) any applicable penalties assessed by NEPOOL, ISO-NE or any other party against CECO as a direct result of NEA’s failure to deliver such Contract Energy; provided, however, CECO shall use commercially reasonable efforts to purchase replacement power or otherwise mitigate such damages, penalties and related costs and charges wherever possible pursuant to applicable NEPOOL, ISO-NE or any other party’s tariffs and operating procedures then in effect. Except as otherwise provided in Section 8.1(g) and 8.2 hereof, the damages provided in this Section 3.6 shall be the sole and exclusive remedy of CECO for any failure of NEA to deliver Contract Energy that it is obligated to deliver hereunder. The invoice for the amount payable pursuant to this Section 3.6 shall include a written statement explaining in reasonable detail the calculation of such amount.

3.7 Failure by CECO to Accept Delivery of Contract Energy; Resale Damages. If CECO fails to accept all or part of the Contract Energy it is obligated to accept hereunder and such failure to accept is not excused under the terms of this Agreement (such Contract Energy is referred to herein as “Rejected Power”), then CECO shall pay NEA, on the date payment would otherwise be due in respect of the month in which the failure occurred, an amount for such Rejected Power equal to the Resale Damages. “Resale Damages” means an amount equal to (a) the amount, if any, by which (i) the Energy Payment that would have been paid pursuant to Section 4.1(a) hereof for such Rejected Power, had it been accepted, exceeds (ii) the Resale Price ($/MWh) multiplied by the quantity (in MWh) of Rejected Power resold by NEA, plus (b) any applicable penalties assessed by NEPOOL, ISO-NE or any other party against NEA as a direct result of CECO’s failure to accept such Contract Energy; provided, however, NEA shall use commercially reasonable efforts to sell such Rejected Power or otherwise mitigate such damages, penalties and related costs and charges wherever possible pursuant to applicable NEPOOL, ISO-NE or any other party’s tariffs and operating procedures then in effect. Except as otherwise provided in Section 8.1(h) and 8.2 hereof, the damages provided in this Section 3.7 shall be the sole and exclusive remedy of NEA for any failure of CECO to accept delivery of Contract Energy that it is obligated to accept hereunder. The invoice for the amount payable pursuant to this Section 3.7 shall include a written statement explaining in reasonable detail the calculation of such amount.

3.8 Obligation to Sell and Purchase Capacity Requirements.

(a) During the Term, NEA shall sell to CECO and CECO shall purchase from NEA the Capacity Requirement. In the event there is no longer a market for Capacity in New England, NEA shall not be obligated to sell and CECO shall not be obligated to purchase the Capacity Requirement.

(i) For so long as NEA is the owner of the Facility, NEA shall be permitted to satisfy its obligation to deliver the Capacity Requirement only from the Facility. In the event that NEA sells, assigns or transfers its interests in the Facility, NEA shall be permitted to satisfy its obligation to deliver the Capacity Requirement from any source of supply available to NEA. Nothing in this Agreement shall be construed to restrict or bar NEA from any sale, assignment or transfer of its interests in the Facility.

(ii) The Parties acknowledge that as of the Agreement Date, the Market Rules and Procedures do not impose any locational requirement with respect to Capacity. In the event that, at any time during the Term, the Market Rules and Procedures do impose a zonal, nodal or other geographic locational requirement, the Capacity Requirement will be fulfilled for the zone, node or other geographic area in which the Facility is located.

(b) If NEA fails to provide CECO with all or part of the Capacity Requirement it is required to provide pursuant to Section 3.8 (a) hereof (a “Capacity Supply Shortfall”) and such failure is not excused under the terms of this Agreement, then the Capacity Replacement Damages associated with such Capacity Supply Shortfall shall be deducted from amounts payable by CECO hereunder for the next succeeding month or paid by NEA to CECO, at CECO’s election. “Capacity Replacement Damages,” with respect to any portion of the Capacity Requirement that NEA fails to deliver to CECO hereunder, means an amount equal to: (i) the amount, if any, by which the Capacity Replacement Price exceeds the Capacity Price, multiplied by the Capacity Supply Shortfall, plus (ii) any penalties assessed by NEPOOL, ISO-NE or any other party against CECO as a direct result of NEA’s failure to deliver the Capacity Requirement in accordance with Section 3.8 (a) hereof. Subject to Section 8.1(g) hereof, the damages provided in this Section 3.8(b) shall be the sole and exclusive remedy of CECO for any failure of NEA to deliver the Capacity Requirement hereunder. With respect to any calendar month during the Term, NEA will be deemed to have failed to deliver the Capacity Requirement for such calendar month if it has not scheduled a bilateral transfer of the Capacity Requirement (or otherwise effected delivery in accordance with applicable Market Rules and Procedures as in effect at any time during the Term) on or before the Contract UCAP Transfer Deadline.

(c) If CECO fails to accept delivery of all or part of the Capacity Requirement it is required to purchase pursuant to Section 3.8 (a) hereof (a “Capacity Receipt Shortfall”), and such failure is not excused under the terms of this Agreement, then the Capacity Resale Damages associated with such Capacity Receipt Shortfall shall be payable by CECO on the date payment would otherwise be due in respect of the month in which the failure occurred. “Capacity Resale Damages,” with respect to any portion of the Capacity Requirement that CECO fails to accept delivery of from NEA hereunder, means an amount equal to: (i) the amount, if any, by which the Capacity Price exceeds the Capacity Resale Price, multiplied by the Capacity Receipt Shortfall, plus (ii) any penalties assessed by NEPOOL, ISO-NE or any other party against NEA as a direct result of CECO’s failure to accept delivery of the Capacity Requirement in accordance with Section 3.8 (a) hereof. Subject to Section 8.1(h) hereof, the damages provided in this Section 3.8(c) shall be the sole and exclusive remedy of NEA for any failure of CECO to accept delivery of the Capacity Requirement hereunder and there shall be no adjustment of the Energy Payment or Support Payment as a result of CECO’s failure to accept delivery of such Capacity Requirement. With respect to any calendar month during the Term, CECO will be deemed to have failed to accept delivery of the Capacity Requirement for such calendar month if it has not confirmed a schedule (or an equivalent commitment instrument) entered by NEA for bilateral transfer of the Capacity Requirement (or otherwise effected acceptance of delivery in accordance with applicable Market Rules and Procedures as in effect at any time during the Term) on or before the Contract UCAP Transfer Deadline.

3.9 Delivery Point.

(a) All Contract Energy shall be delivered hereunder by NEA to CECO at the Delivery Point.

(b) Except as provided for in Section 3.3(b) herein, NEA shall be responsible for all transmission and distribution charges, including applicable ancillary service charges, line losses, congestion charges and other NEPOOL or applicable system costs or charges associated with transmission incurred, in each case, in connection with the delivery of Contract Energy to the Delivery Point.

(c) Except as provided for in Section 3.3(b) herein, CECO shall be responsible for all transmission charges, ancillary services charges, line losses, congestion charges and other NEPOOL or applicable system costs or charges associated with transmission, incurred, in each case, in connection with the transmission of Contract Energy delivered under this Agreement from and after the Delivery Point.

4. PAYMENTS FOR CONTRACT ENERGY AND CAPACITY REQUIREMENTS

4.1 Payment for Contract Energy and Capacity Requirements.

(a) All Contract Energy delivered to CECO under this Agreement shall be purchased by CECO for an amount calculated pursuant to this Section 4.1(a).

(i) Beginning on the Effective Date and continuing for the Term, CECO shall pay NEA a monthly energy payment (the “Energy Payment”) equal to the sum of: (A) the product of (I) the Contract Energy (in MWhs) delivered to CECO hereunder during each hour during such month that cleared in the DAM and (II) the hourly DAM LMP Price for such hour at the Delivery Point for MWhs that cleared in the DAM for such month, plus (B) the product of (I) the Contract Energy (in MWhs) delivered to CECO hereunder during each hour during such month that cleared in the RTM and (II) the hourly RTM LMP Price for such hour at the Delivery Point for MWhs that cleared in the RTM for such month, plus (C) a support payment (the “Support Payment”) equal to the product of (I) the lesser of: the total Contract Energy (in MWhs) delivered to CECO hereunder during such month or the MWh quantity for the applicable month, as set forth in Schedule 4.1(a), and (II) the $/MWh price (the “Monthly Support Payment Price”) for the applicable month, as set forth in Schedule 4.1(a). Notwithstanding anything in this Agreement to the contrary, no exercise by NEA of its right under Section 8.2 to reduce Contract Energy delivered to CECO as a result of CECO’s failure to timely pay for such Contract Energy shall have the effect of reducing the Support Payment as calculated pursuant to this Section.

(ii) CECO’s sole payment obligation, including without limitation any Support Payment obligation, with respect to Contract Energy is limited to the payment of the Energy Payment for Contract Energy delivered in accordance with the terms of this Agreement by or on behalf of NEA to the Delivery Point.

(b) All Capacity delivered to CECO under this Agreement shall be purchased by CECO at the Capacity Price. CECO’s sole payment obligation with respect to Capacity is limited to the payment of the Capacity Payment for the Capacity Requirement actually provided to CECO in accordance with the terms of this Agreement by or on behalf of NEA. The Parties will negotiate in good faith and in a commercially reasonable manner towards agreement upon a negotiated price for Capacity (the “Negotiated Capacity Price”) for each month of the Term in accordance with the terms and provisions of this Section 4.1(b). At any time during the Term, NEA may request CECO to provide it with an indicative quote for the Capacity Requirement for one month or any period of months (the “Quote Period”) as set forth in such request. Within six (6) Business Days after CECO’s receipt of such request, CECO will provide NEA with an indicative quote for a purchase price of such Capacity Requirement for the Quote Period which CECO in its commercially reasonable judgment believes reflects the fair market value for such Capacity Requirement. Within one Business Day after its receipt of such indicative quote, NEA will inform CECO as to whether NEA accepts or rejects the indicative quote.

(i) In the event that NEA accepts the indicative quote, the pricing reflected in such indicative quote will be established as the Negotiated Capacity Price for such Capacity Requirement unless CECO notifies NEA, within one Business Day after NEA’s acceptance, that CECO retracts the indicative quote. CECO may retract the indicative quote only in the event that CECO, in its commercially reasonable judgment, believes that the fair market value of the Capacity Requirement has materially declined since CECO delivered the indicative quote to NEA. In the event that CECO retracts the indicative quote, NEA may, at its election, (A) provide Third-Party Quotes to CECO for the applicable Capacity Requirement, provided that NEA does so within two (2) Business Days after CECO’s retraction of the indicative quote (and, in which event, the procedures set forth in Section 4.1(b)(ii) will be followed to determine the Negotiated Capacity Price), or (B) request a new indicative quote from CECO (which request may be for the same or a different period), in which event the negotiation process set forth in this Section 4.1(b) will be repeated with respect to such request.

(ii) In the event that NEA rejects such indicative quote, NEA may, at its election, provide one or more Third-Party Quotes to CECO for the Capacity Requirement, provided that NEA does so within two (2) Business Days after NEA’s rejection of the indicative quote. In the event that NEA so delivers one or more Third-Party Quotes to CECO, CECO will, within one Business Day after delivery of the Third-Party Quotes, either (A) agree to establish any one of the Third-Party Quotes as the Negotiated Capacity Price or (B) sell Capacity (in an amount equal to the Capacity Requirement and for the Quote Period) to any of the Approved Capacity Buyers cited in the Third-Party Quotes at a different price, in which case such different price will be established as the Negotiated Capacity Price. Notwithstanding the foregoing, if, by the close of business on the Business Day immediately following NEA’s delivery of Third-Party Quotes, CECO, after making commercially reasonable efforts, is able to neither consummate a transaction as described in clause (B) of the immediately preceding sentence, nor confirm to its reasonable satisfaction the validity and firmness of at least one of the Third Party Quotes, then no Negotiated Capacity Price will be deemed to have been established for the applicable Capacity Requirement. In such event (or in the event that NEA does not deliver any Third-Party Quotes to CECO within two (2) Business Days after its rejection of the indicative quote), NEA may request a new indicative quote from CECO (which request may be for the same or a different period), in which event the negotiation process set forth in this Section 4.1(b) will be repeated with respect to such request.

(c) If, despite their good faith efforts, the Parties are not able to agree upon a Negotiated Capacity price prior to the Contract UCAP Transfer Deadline then the Capacity Requirement shall be purchased by CECO from NEA on a bilateral basis and the Capacity Price paid by CECO to NEA shall be the settlement price set at the UCAP Monthly Supply Auction.

4.2 Payment and Netting.

(a) Billing Period. Unless otherwise specifically agreed upon by the Parties, the calendar month shall be the standard period for all payments under this Agreement (other than Termination Payments). On or before the third (3rd) day following the end of each month, NEA will render to CECO an invoice for the Energy Payment and Capacity Payment obligations incurred hereunder during the preceding month.

(b) Timeliness of Payment. CECO shall use its reasonable efforts to pay all NEA invoices under this Agreement on the fifteenth (15th) day after receipt of the invoice; provided, however, unless otherwise agreed by the Parties, all invoices under this Agreement shall be due and payable in accordance with each Party’s invoice instructions on or before the later of thirty (30) days following the receipt of such invoice or, if such day is not a Business Day, then on the next Business Day. Each Party will make payments by electronic funds transfer, or by other mutually agreeable method(s), to the account designated by the other Party. Any amounts not paid by the due date will be deemed delinquent and will accrue interest at the Late Payment Rate, such interest to be calculated from and including the due date to but excluding the date the delinquent amount is paid in full.

(c) Disputes and Adjustments of Invoices. A Party may, in good faith, dispute the correctness of any invoice or any adjustment to an invoice, rendered under this Agreement or adjust any invoice for any arithmetic or computational error within twelve (12) months of the date the invoice, or adjustment to an invoice, was rendered. In the event an invoice or portion thereof, or any other claim or adjustment arising hereunder, is disputed, payment of the undisputed portion of the invoice shall be required to be made when due, with notice of the objection given to the other Party. Any invoice dispute or invoice adjustment shall be in writing and shall state the basis for the dispute or adjustment. Payment of the disputed amount shall not be required until the dispute is resolved. Upon resolution of the dispute, any required payment shall be made within two (2) Business Days of such resolution along with interest accrued at the Late Payment Rate from and including the due date but excluding the date paid. Inadvertent overpayments shall be reimbursed or deducted by the Party receiving such overpayment from subsequent payments, with interest accrued at the Late Payment Rate from and including the date of such overpayment to but excluding the date repaid or deducted by the Party receiving such overpayment, as directed by the other party. Any dispute with respect to an invoice is waived unless the other Party is notified in accordance with this Section 4.2 within twelve (12) months after the invoice is rendered or any specific adjustment to the invoice is made. If an invoice is not rendered within twelve (12) months after the close of the month during which performance occurred, the right to payment for such performance is waived.

(d) Netting of Payments. The Parties hereby agree that they shall discharge mutual debts and payment obligations due and owing to each other under this Agreement on the same date through netting, in which case all amounts owed by each Party to the other Party for the purchase and sale of Contract Energy during the monthly billing period under this Agreement, including any related damages calculated pursuant to this Agreement, interest, and payments or credits, shall be netted so that only the excess amount remaining due shall be paid by the Party who owes it. If no mutual debts or payment obligations exist and only one Party owes a debt or obligation to the other during the monthly billing period, such Party shall pay such sum in full when due. The Parties agree to provide each other with reasonable detail of such net payment or net payment request.

4.3 Interest on Late Payment. If a payment is not received when due under this Agreement, the delinquent Party shall pay to the other Party interest on such unpaid amount which shall accrue from the due date until the date upon which payment in full is made at the prime lending rate as may from time to time be published in The Wall Street Journal under “Money Rates” on such day (or if not published on such day on the most recent preceding day on which published) (the “Late Payment Rate”).

5. RESERVED

6. REPRESENTATIONS, WARRANTIES, COVENANTS AND ACKNOWLEDMENTS

6.1 Representations and Warranties of CECO. CECO hereby represents and warrants to NEA as of the Effective Date as follows:

(a) Organization and Good Standing; Power and Authority. CECO is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. CECO has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement.

(b) Due Authorization; No Conflicts. The execution and delivery by CECO of this Agreement, and the performance by CECO of its obligations hereunder, have been duly authorized by all necessary actions on the part of CECO and do not and, under existing facts and law, will not: (i) contravene its restated certificate of incorporation or any other governing documents; (ii) conflict with, result in a breach of, or constitute a default under any note, bond, mortgage, indenture, deed of trust, license, contract or other agreement to which it is a party or by which any of its properties may be bound or affected; (iii) assuming receipt of the requisite regulatory approvals, violate any order, writ, injunction, decree, judgment, award, statute, law, rule, regulation or ordinance of any Governmental Entity or agency applicable to it or any of its properties; or (iv) result in the creation of any lien, charge or encumbrance upon any of its properties pursuant to any of the foregoing.

(c) Binding Agreement. This Agreement has been duly executed and delivered on behalf of CECO and, assuming the due execution hereof and performance hereunder by NEA, constitutes a legal, valid and binding obligation of CECO, enforceable against it in accordance with its terms, except as such enforceability may be limited by law or principles of equity.

(d) No Proceedings. There are no actions, suits or other proceedings, at law or in equity, by or before any Governmental Entity or agency or any other body pending or, to the best of its knowledge, threatened against or affecting CECO or any of its properties (including, without limitation, this Agreement) which relate in any manner to this Agreement or any transaction contemplated hereby, or which CECO reasonably expects to lead to a material adverse effect on (i) the validity or enforceability of this Agreement or (ii) CECO’s ability to perform its obligations under this Agreement.

(e) Consents and Approvals. The execution, delivery and performance by CECO of its obligations under this Agreement does not and, under existing facts and law, will not, require any approval, consent, permit, license or other authorization of, or filing or registration with, or any other action by, any Person which has not been duly obtained, made or taken, and all such approvals, consents, permits, licenses, authorizations, filings, registrations and actions are in full force and effect, final and non-appealable.

(f) Negotiations. The terms and provisions of this Agreement are the result of arm’s length and good faith negotiations on the part of CECO.

6.2 Representations and Warranties of NEA. NEA hereby represents and warrants to CECO as of the Effective Date as follows:

(a) Organization and Good Standing; Power and Authority. NEA is a limited partnership, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. NEA has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement.

(b) Due Authorization; No Conflicts. The execution and delivery by NEA of this Agreement, and the performance by NEA of its obligations hereunder, have been duly authorized by all necessary actions on the part of NEA and do not and, under existing facts and law, will not: (i) contravene any of its governing documents; (ii) conflict with, result in a breach of, or constitute a default under any note, bond, mortgage, indenture, deed of trust, license, contract or other agreement to which it is a party or by which any of its properties may be bound or affected; (iii) assuming receipt of the requisite regulatory approvals, violate any order, writ, injunction, decree, judgment, award, statute, law, rule, regulation or ordinance of any Governmental Entity or agency applicable to it or any of its properties; or (iv) result in the creation of any lien, charge or encumbrance upon any of its properties pursuant to any of the foregoing.

(c) Binding Agreement. This Agreement has been duly executed and delivered on behalf of NEA and, assuming the due execution hereof and performance hereunder by NEA, constitutes a legal, valid and binding obligation of NEA, enforceable against it in accordance with its terms, except as such enforceability may be limited by law or principles of equity.

(d) No Proceedings. There are no actions, suits or other proceedings, at law or in equity, by or before any Governmental Entity or agency or any other body pending or, to the best of its knowledge, threatened against or affecting NEA or any of its properties (including, without limitation, this Agreement) which relate in any manner to this Agreement or any transaction contemplated hereby, or which NEA reasonably expects to lead to a material adverse effect on (i) the validity or enforceability of this Agreement or (ii) NEA’s ability to perform its obligations under this Agreement.

(e) Consents and Approvals. The execution, delivery and performance by NEA of its obligations under this Agreement does not and, under existing facts and law, will not, require any approval, consent, permit, license or other authorization of, or filing or registration with, or any other action by, any Person which has not been duly obtained, made or taken, and all such approvals, consents, permits, licenses, authorizations, filings, registrations and actions are in full force and effect, final and non-appealable.

(f) Negotiations. The terms and provisions of this Agreement are the result of arm’s length and good faith negotiations on the part of NEA.

(g) Other Agreements. NEA has not entered into any (i) agreements for the sale of energy or capacity other than (A) the Existing Agreements and (B) that certain Power Purchase Agreement between NEA and Montaup Electric Company dated October 17, 1986 (the “Montaup PPA”), and (ii) amendment or modification of the Montaup PPA other than as set forth in Schedule 6.2(g).

6.3 PURPA Acknowledgements.

(a) The Parties acknowledge and agree that:

(i) Under the Existing CECO 2 PPA, NEA was entitled to all rights afforded to a “qualifying facility” (as defined in 18 C.F.R. Part 292) (“QF”) under applicable law, including, but not limited to, PURPA, for as long as the Facility maintained its status as a QF, and

(ii) The consideration for NEA’s agreement to amend and restate the Existing CECO 2 PPA and to waive its rights under PURPA, as provided in Section 6.3(c) below, is the execution and delivery of this Agreement by CECO.

(b) It is the express intent of the Parties that this Agreement shall be deemed a successor to, replacement of and substitute for the Existing CECO 2 PPA, which is being amended and restated in its entirety as of the Effective Date.

(c) As of the Effective Date, NEA forever relinquishes and waives any rights it may have or may have in the future under PURPA or any federal or state regulation, act or order implementing PURPA, to require CECO or any of its affiliates to purchase electricity and or capacity generated at the Facility. NEA shall cause any third party successor to NEA’s rights and interest in the Facility to agree to be bound by the foregoing waiver. NEA shall indemnify, defend and hold CECO and its partners, shareholders, members, directors, officers, employees and agents harmless from and against all liabilities, damages, losses, penalties, claims, demands, suits and proceedings of any nature whatsoever suffered or incurred by CECO arising out of any failure by NEA to comply with the waiver of PURPA rights set forth in this Section 6.3 (c).

(d) As of the Effective Date and continuing throughout the Term, each Party hereby irrevocably waives its right to seek or support, and agrees not to seek or support, in any way, including, but not limited to, seeking or supporting through application, complaint, petition, motion, filing before any Governmental Entity (including, without limitation, DTE and FERC), rule, regulation or statute: (i)

reconsideration by DTE of its approval of this Agreement; (ii) modification or invalidation of this Agreement or any term or condition contained herein (including, without limitation, any pricing provision herein); or (iii) disallowance or impairment, in whole or in part, of CECO’s right to fully and timely recover from its customers its costs of purchasing electricity and capacity pursuant to this Agreement.

(e) Nothing contained herein shall be deemed or construed as (i) a waiver by either Party of any right to challenge any attempt by DTE, FERC or any other Governmental Entity to disallow rate recovery or modify, amend or supplement this Agreement or (ii) an acknowledgment by any such Party that DTE, FERC or any other Governmental Entity would have such authority if it so attempted.

(f) As of the Effective Date, NEA’s and CECO’s obligations under this Agreement are expressly not conditioned on the maintenance of the QF status of the Facility under PURPA, and this Agreement shall remain binding upon the Parties without regard to whether the Facility or any other source of power delivered to CECO under this Agreement is, was or remains a QF. Each Party shall obtain and maintain all permits or licenses necessary for it to perform its obligations under this Agreement.

(g) The Parties acknowledge and agree that, to the extent this Agreement is or becomes subject to review pursuant to the Federal Power Act, the standard of review for any change or modification to the pricing provisions of this Agreement proposed by any Person who is not a party hereto or FERC acting sua sponte shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956) (the “Mobile-Sierra” doctrine).

6.4 Release. The Parties agree to each release the other of all obligations, liabilities and costs arising under the Existing CECO 2 PPA as of the Effective Date, and to further release each other regarding potential claims against one another and related to differing interpretations of the Existing CECO 2 PPA (the “PPA and Related Potential Claims”). Such claims include, without limitation, the obligations to deliver, sell, receive and purchase energy and capacity under the Existing CECO 2 PPA, and disputes related to: (a) the payment for Delivered Energy (as such term is defined in the Existing CECO 2 PPA) delivered by NEA and received by CECO in excess of CECO’s entitlement; (b) the application of Article X(i), as set forth in the Existing CECO 2 PPA; (c) the allocation of certain congestion charges/credits imposed by the ISO; and (d) the pricing for the full term of the Existing CECO 2 PPA. The Parties agree that it is in their mutual best interests to waive such PPA and Related Potential Claims and to release each other from liability thereunder. Therefore, as of the Effective Date, the Parties, intending to be legally bound on behalf of themselves and their past, present and future parents, subsidiaries, affiliates, successors, predecessors, assigns, directors, officers, agents, attorneys, insurers, employees, stockholders, members, partners and representatives ABSOLUTELY, IRREVOCABLY, AND UNCONDITIONALLY, FULLY AND FOREVER ACQUIT, RELEASE, AND DISCHARGE AND COVENANT NOT TO SUE each other and any and all of their past, present and future parents, subsidiaries, affiliates, successors, predecessors, assigns, directors, officers, agents, attorneys, insurers, employees, stockholders, members, partners and representatives, from any and all claims, causes of action, demands, obligations, charges, complaints, controversies, damages, liabilities, costs, expenses, judgments, guarantees, agreements, or defaults of every and any nature, relating to or arising out of the PPA and Related Potential Claims, whether in law or equity and whether arising in contract (including breach), tort or otherwise, and irrespective of fault, negligence or strict liability, which a Party may have had, or may now have, prior to the Effective Date.

7. RESERVED

8. BREACHES; REMEDIES

8.1 Events of Default; Cure Rights. It shall constitute an event of default (“Event of Default”) hereunder if:

(a) Representation or Warranty. Any representation or warranty set forth herein is not accurate and complete in all material respects as of the date made, unless such inaccuracy or incompleteness is capable of cure by the payment of money and is cured within thirty (30) days after written notice thereof is given by the non-defaulting Party to the defaulting Party, or unless such inaccuracy or incompleteness is not capable of cure by the payment of money, but is otherwise capable of cure, and the Party in default promptly begins and diligently and continuously pursues such cure activity.

(b) Payment Obligations. Any undisputed payment due and payable hereunder is not made on the date due, and such failure continues for more than five (5) Business Days after notice thereof is given by the non-defaulting Party to the defaulting Party.

(c) Other Covenants. Subject to Sections 3.6, 3.7, 3.8, 8.1(g) and 8.1(h) hereof, a Party fails to perform, observe or otherwise to comply with any obligation hereunder and such failure continues for more than thirty (30) days after notice thereof is given by the non-defaulting Party to the defaulting Party, or if such default is not capable of cure within thirty (30) days, the Party in default promptly begins such cure activity within such thirty (30) day period and diligently and continuously pursues the cure activity such that the failure is cured within ninety (90) days after notice thereof is given by the non-defaulting Party to the defaulting Party.

(d) CECO Bankruptcy. CECO (i) is adjudged bankrupt or files a petition in voluntary bankruptcy under any provision of any bankruptcy law or consents to the filing of any bankruptcy or reorganization petition against CECO under any such law, or (without limiting the generality of the foregoing) files a petition to reorganize CECO pursuant to 11 U.S.C. § 101 or any similar statute applicable to CECO, as now or hereinafter in effect, (ii) makes an assignment for the benefit of creditors, or admits in writing an inability to pay its debts generally as they become due, or consents to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of CECO, or (iii) is subject to an order of a court of competent jurisdiction appointing a receiver or liquidator or custodian or trustee of CECO or of a major part of its property.

(e) NEA Bankruptcy. NEA (i) is adjudged bankrupt or files a petition in voluntary bankruptcy under any provision of any bankruptcy law or consents to the filing of any bankruptcy or reorganization petition against NEA under any such law, or (without limiting the generality of the foregoing) files a petition to reorganize NEA pursuant to 11 U.S.C. § 101 or any similar statute applicable to NEA, as now or hereinafter in effect, (ii) makes an assignment for the benefit of creditors, or admits in writing an inability to pay its debts generally as they become due, or consents to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of NEA, or (iii) is subject to an order of a court of competent jurisdiction appointing a receiver or liquidator or custodian or trustee of NEA or of a major part of its property.

(f) Consolidation. A Party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all of its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer, the resulting, surviving or transferee entity fails to assume all the obligations of such Party under this Agreement to which it or its predecessor was a party.

(g) Continuing Failure by NEA to Deliver Contract Energy or Satisfy the Capacity Requirement. NEA (i) fails to deliver and sell Contract Energy hereunder for a period of ten (10) continuous days during the Term hereof and such failure is not excused for reasons set forth in this Agreement and such failure continues for more than five (5) days after written notice thereof is given by CECO to NEA, or if such failure is not capable of cure within five (5) days, NEA shall cure such failure as soon as commercially practicable but not later than six (6) months after notice thereof is given by CECO to NEA or (ii) fails to satisfy the Capacity Requirement hereunder for a period of one (1) calendar month during the Term hereof and such failure is not excused for reasons set forth in this Agreement and such failure continues for more than two (2) calendar months after written notice thereof is given by CECO to NEA, or if such failure is not capable of cure within two (2) calendar months, NEA shall cure such failure as soon as commercially practicable but not later than six (6) months after notice thereof is given by CECO to NEA; provided, however, the foregoing shall not be construed to limit or otherwise affect NEA’s obligation to pay Cover Damages or Capacity Replacement Damages for any day on which NEA falls to deliver Contract Energy or satisfy the Capacity Requirement.

(h) Continuing Failure by CECO to Accept Delivery of Contract Energy or the Capacity Requirement. CECO fails to accept delivery of Contract Energy or the Capacity Requirement hereunder for a period of ten (10) continuous days during the Term hereof and such failure is not excused for reasons set forth in this Agreement and such failure continues for more than five (5) days after written notice thereof is given by NEA to CECO, or if such failure is not capable of cure within five (5) days, CECO promptly begins such cure activity within such five (5) day period and diligently and continuously pursues the cure activity such that the failure is cured within thirty (30) days after notice thereof is given by CECO to NEA; provided, however, the foregoing shall not be construed to limit or otherwise affect CECO’s obligation to pay Resale Damages or Capacity Resale Damages for any day on which CECO fails to accept Contract Energy or the Capacity Requirement.

8.2 Remedies.

(a) Declaration of an Early Termination Date and Calculation of Termination Payments.

(i) CECO Termination Payment.

(A) If an Event of Default with respect to CECO shall have occurred and be continuing, NEA shall have the right (I) to designate a day on which this Agreement will terminate (the “CECO Early Termination Date”), (II) withhold any payments due to CECO under this Agreement and (III) suspend performance. NEA shall calculate, in a commercially reasonable manner, a CECO Termination Payment as of the CECO Early Termination Date. As soon as practicable after termination, notice shall be given by NEA to CECO of the amount of the CECO Termination Payment. The notice shall include a written statement explaining in reasonable detail the calculation of such amount. CECO shall make the CECO Termination Payment within two (2) Business Days after such notice is effective. If CECO disputes NEA’s calculation of the CECO Termination Payment, in whole or in part, CECO shall, within two (2) Business Days of receipt of the calculation of the CECO Termination Payment, provide to NEA a detailed written explanation of the basis for such dispute; provided, however, CECO shall first transfer Performance Assurance to NEA in an amount equal to the CECO Termination Payment as calculated by NEA.

(B) Notwithstanding the provisions of Section 8.2(a)(i)(A), if on the first occasion that an Event of Default by CECO pursuant to Section 8.1(b) shall have occurred and be continuing, and NEA has exercised its rights under Section 8.2(a)(i)(A) to designate a CECO Early Termination Date, which date shall be no less than twenty (20) Business Days from the date NEA provides CECO with the notice of default under Section 8.1(b), CECO may, within twenty (20) Business Days of such notice, provide NEA with any amounts then due, plus credit support in an amount equal to the aggregate of the payments to be made by CECO pursuant to Article 4 hereof for the subsequent three (3) month period, as calculated in good faith by NEA (and disregarding any suspension of performance by NEA under Section 8.2(a)(i)) (“Credit Support”) in any of the following forms: (I) a letter of credit with an initial term of at least six (6) months issued by a bank or other financial institution reasonably acceptable to NEA, which will allow NEA to draw on the letter of credit up to the full amount upon a subsequent Event of Default by CECO, or (II) such other credit support proposed by CECO that is reasonably acceptable to NEA. If CECO makes such payments and provides such Credit Support, then NEA’s rights under Section 8.2(a)(i) shall no longer be in effect and, if NEA has suspended performance under Section 8.2(a)(i), NEA shall recommence such performance.

(C) In the event of either (I) a subsequent Event of Default by BECO pursuant to Section 8.1(b) and a failure by BECO to maintain Credit Support as required under Section 8.2(a)(i)(B) or (II) a failure by BECO to maintain Credit Support as required under Section 8.2(a)(i)(B), NEA will have all rights as set forth in Section 8.2(a)(i).

(D) CECO shall be relieved of the obligation to maintain such Credit Support to the extent that each of the following shall have occurred: (I) for at least six (6) months CECO shall have provided and maintained the Credit Support in accordance with Section 8.2(a)(i)(B) and there shall have been no drawdown by NEA under such Credit Support on account of a subsequent Event of Default by CECO; (II) CECO’s senior secured Credit Rating, not supported by third party credit enhancements, is at or above BBB-/Stable Outlook from S&P and at or above Baa3, Stable Outlook from Moody’s (or in the event CECO does not have, or no longer has, a senior secured credit rating, its issuer and/or long term debt rating shall be referenced); and (III) no other Event of Default has occurred and is continuing, including an event of Default under Section 8.1(b).

(ii) NEA Termination Payment. If an Event of Default with respect to NEA shall have occurred and be continuing, CECO shall have the right (A) to designate a day on which this Agreement will terminate (the “NEA Early Termination Date”), (B) withhold any payments due to NEA under this Agreement and (C) suspend performance. CECO shall calculate, in a commercially reasonable manner, a NEA Termination Payment as of the NEA Early Termination Date. As soon as practicable after termination, notice shall be given by CECO to NEA of the amount of the NEA Termination Payment. The notice shall include a written statement explaining in reasonable detail the calculation of such amount. NEA shall make the NEA Termination Payment within two (2) Business Days after such notice is effective. If NEA disputes CECO’s calculation of the NEA Termination Payment, in whole or in part, NEA shall, within two (2) Business Days of receipt of the calculation of the NEA Termination Payment, provide to CECO a detailed written explanation of the basis for such dispute; provided, however, NEA shall first transfer Performance Assurance to CECO in an amount equal to the NEA Termination Payment as calculated by CECO.

(b) Limitation of Remedies, Liability and Damages. EXCEPT AS SET FORTH HEREIN, THERE IS NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL IMPLIED WARRANTIES ARE DISCLAIMED. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT “SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

9. FORCE MAJEURE

9.1 Force Majeure.

(a) The term “Force Majeure” means an event or circumstance which prevents one Party from performing its obligations under this Agreement, which event or circumstance was not anticipated as of the date this Agreement was agreed to, which is not within the control of, or the result of the negligence of, the Claiming Party or its agents, contractors, suppliers or Affiliates, and which, by the exercise of due diligence, the Claiming Party is unable to overcome or avoid or cause to be avoided, including storms, floods, earthquakes, tomados, fires, explosions, wars, riots or other civil disturbances, acts of war or acts of a public enemy, strikes, lockout, work stoppage or other industrial disturbances, labor or material shortage, and failure of the plant or plant equipment resulting from such force majeure events. Force Majeure shall not be based on (i) the loss of CECO’s markets; (ii) CECO’s inability economically to use or resell the Contract Energy purchased hereunder; (iii) the loss or failure of NEA’s supply; or (iv) NEA’s ability to sell the Contract Energy at a price greater than the amount provided for in Section 4.1(a).

(b) Neither Party may raise a claim of Force Majeure based in whole or in part on curtailment by a Transmission Provider unless (i) such Party has contracted for firm transmission with a Transmission Provider for the Contract Energy to be delivered to or received at the Delivery Point and (ii) such curtailment is due to “force majeure” or “uncontrollable force” or a similar term as defined under the Transmission Provider’s tariff; provided, however, that existence of the foregoing factors shall not be sufficient to conclusively or presumptively prove the existence of a Force Majeure absent a showing of other facts and circumstances which in the aggregate with such factors establish that a Force Majeure as defined in Section 9.1(a) has occurred.

9.2 Notice and Excuse of Performance.

(a) Following a Force Majeure event, if either Party believes that such event will, or is reasonably likely to, adversely affect the performance of its obligations under this Agreement, then as early as commercially practicable but in no event later than two (2) Business Days after the initial occurrence of such event and for contingency planning purposes, such Party shall provide preliminary telephonic notice of the occurrence of a Force Majeure to the other Party promptly followed by written notice on or before the tenth (10th) Business Day after the initial occurrence of such event. Such written notice shall specify the nature and, if known, cause of the Force Majeure, its anticipated effect on the ability of such Party to perform obligations under this Agreement and the estimated duration of any interruption in service or other adverse effects resulting from such Force Majeure and shall be updated or supplemented as necessary to keep the other Party advised of the effect and remedial measures being undertaken to overcome the Force Majeure.

(b) To the extent either Party is prevented by Force Majeure from carrying out, in whole or part, its obligations under this Agreement and such Party (the “Claiming Party”) gives notice and details of the Force Majeure to the other Party as soon as practicable, then the Claiming Party shall be excused from the performance of its obligations with respect to such obligations (other than the obligation to make payments then due or becoming due with respect to performance prior to the Force Majeure). The Claiming Party shall remedy the Force Majeure with all reasonable dispatch. The non-Claiming Party shall not be required to perform its obligations to the Claiming Party corresponding to the obligations of the Claiming Party excused by Force Majeure.

10. DISPUTE RESOLUTION

In the event of any dispute, controversy or claim between the Parties arising out of or relating to this Agreement (collectively, a “Dispute”), the Parties shall attempt in the first instance to resolve such Dispute through friendly consultations between the Parties. If such consultations do not result in a resolution of the Dispute within fifteen (15) Days after notice of the Dispute has been delivered to either Party, then such Dispute shall be referred to the senior management of the Parties for resolution. If the Dispute has not been resolved within fifteen (15) Days after such referral to the senior management of the Parties, then either Party may pursue all of its remedies available hereunder. The Parties agree to attempt to resolve all Disputes promptly, equitably and in a good faith manner. In the event a dispute hereunder is resolved pursuant to arbitration or judicial proceedings, the Party whose position does not prevail in such proceedings shall reimburse all of the other Party’s third party costs (including reasonable attorney’s fees) incurred to prosecute or defend (as the case may be) such proceedings.

11. CONFIDENTIALITY

11.1 Nondisclosure. CECO and NEA each agree not to disclose to any Person and to keep confidential, and to cause and instruct its Affiliates, officers, directors, employees, partners and representatives not to disclose to any Person and to keep confidential, any and all of the following non-public information relating to the terms and provisions of this Agreement; any financial, pricing or supply quantity information relating to the Contract Energy to be supplied by NEA hereunder, the Facility or NEA and any information that is clearly marked or identified as “Confidential”. Notwithstanding the foregoing, any such information may be disclosed: (a) to the extent required by applicable laws and regulations or by any subpoena or similar legal process of any court or agency of federal, state or local government so long as the receiving Party gives the non-disclosing Party written notice at least three (3) Business Days prior to such disclosure, if practicable; (b) to lenders and potential lenders to CECO or to lenders to NEA or other Person(s) in connection with the implementation of this Agreement and to financial advisors, rating agencies, and any other Persons involved in the acquisition, marketing or sale or placement of such debt; (c) to agents, trustees, advisors and accountants of the Parties or their Affiliates involved in the financings described in clause (b) above, (d) to potential assignees of CECO or NEA or other Persons in connection with such proposed assignment and to financial advisors, rating agencies, and any other Persons involved in the marketing, placement or rating of such assignment, (e) to agents, trustees, advisors and accountants of the Parties or their Affiliates or agents, trustees, advisors and accountants of Persons involved in the potential assignment described in clause (d) above or (f) to the extent the non-disclosing Party shall have consented in writing prior to any such disclosure.

11.2 Public Statements. No public statement, press release or other voluntary publication regarding this Agreement shall be made or issued without the prior consent of the other Party, which consent shall not be unreasonably withheld.

12. INDEMNIFICATION AND INDEMNIFICATION PROCEDURES

12.1 Indemnification. Each Party (“Indemnifying Party”) shall indemnify, defend and hold the other Party (“Indemnified Party”) and its partners, shareholders, partners, directors, officers, employees and agents (including, but not limited to, Affiliates and contractors and their employees), harmless from and against all liabilities, damages, losses, penalties, claims, demands, suits and proceedings of any nature whatsoever related to this Agreement suffered or incurred by such Indemnified Party arising out of the Indemnifying Party’s gross negligence or willful misconduct (including, without limitation, any breach of this Agreement resulting from gross negligence or willful misconduct). In the event injury or damage results from the joint or concurrent grossly negligent or willful misconduct of the Parties, each Party shall be liable under this indemnification in proportion to its relative degree of fault. Such duty to indemnify shall not apply to any claims which arise or are first asserted more than two (2) years after the termination of this Agreement. Such indemnity shall not include or compensate for indirect, punitive, exemplary incidental or consequential damages incurred by either Party.

12.2 Indemnification Procedures. Each Indemnified Party shall promptly notify the Indemnifying Party of any claim in respect of which the Indemnified Party is entitled to be indemnified under this Article 12. Such notice shall be given as soon as is reasonably practicable after the Indemnified Party becomes aware of each claim; provided, however, that failure to give prompt notice shall not adversely affect any claim for indemnification hereunder except to the extent the Indemnifying Party’s ability to contest any claim by any third party is materially adversely affected. The Indemnifying Party shall have the right, but not the obligation, at its expense, to contest, defend, litigate and settle, and to control the contest, defense, litigation and/or settlement of, any claim by any third party alleged or asserted against any Indemnified Party arising out of any matter in respect of which such Indemnified Party is entitled to be indemnified hereunder. The Indemnifying Party shall promptly notify such Indemnified Party of its intention to exercise such right set forth in the immediately preceding sentence and shall reimburse the Indemnified Party for the reasonable costs and expenses paid or incurred by it prior to the assumption of such contest, defense or litigation by the Indemnifying Party. The Indemnifying Party shall have the right to select legal counsel to defend a claim for which the Indemnified Party is seeking indemnification pursuant to this Section 12.2, subject to the consent of the Indemnified Party, which shall not be unreasonably delayed or withheld. If the Indemnifying Party exercises such right in accordance with the provisions of this Article 12 and any Indemnified Party notifies the Indemnifying Party that it desires to retain separate counsel in order to participate in or proceed independently with such contest, defense or litigation, such Indemnified Party may do so at its own expense. If the Indemnifying Party fails to exercise it rights set forth in the third sentence of this Section 12.2, then the Indemnifying Party will reimburse the Indemnified Party for its reasonable costs and expenses incurred in connection with the contest, defense or litigation of such claim. No Indemnified Party shall settle or compromise any claim in respect of which the Indemnified Party is entitled to be indemnified under this Article 12 without the prior written consent of the Indemnifying Party; provided, however, that such consent shall not be unreasonably withheld by the Indemnifying Party.

13. ASSIGNMENT

13.1 Prohibition on Assignment. Except as provided in Section 13.2 hereof, this Agreement may not be assigned by either Party without the prior written consent of the other Party, which may not be unreasonably withheld. Any attempted or purported assignment of this Agreement that is not expressly permitted pursuant to Section 13.2 hereof shall be null and void and shall have no effect on or with respect to the rights and obligations of the Parties hereunder.

13.2 Permitted Assignment.

(a) NEA shall have the right to assign all or any portion of its rights or obligations under this Agreement without the consent of CECO solely for financing purposes to existing and any future lenders secured, in whole or in part, by interests in the Facility, NEA’s contractual rights, or NEA or Affiliates of NEA. Such assignment to lenders shall not operate to relieve NEA of any duty or obligation under this Agreement. In connection with the exercise of remedies under the security documents relating to such financing(s), the lender(s) or trustee(s) shall be entitled to assign this Agreement to any third-party transferee designated by such lender(s) or trustee(s), provided that CECO determines, in CECO’s reasonable discretion, that such proposed transferee or assignee is qualified and capable to satisfy NEA’s obligations hereunder.

(b) CECO shall have the right to assign this Agreement in connection with a CECO Reorganization Event to any assignee without the consent of NEA so long as (i) the proposed assignee serves load in NEPOOL and (ii) the proposed assignee’s credit rating as established by Moody’s or S&P is equal to or better than that of CECO at the time of the proposed assignment (provided, that any such rating that is on “watch” for downgrading shall not satisfy the credit rating criteria described in clause (ii)).

(c) If either Party assigns this Agreement as provided in this Section 13.2, then such Party shall cause to be delivered to the other Party an assumption agreement (in form and substance reasonably satisfactory to the non-assigning Party) of all of the obligations of the assigning Party hereunder by such assignee.

(d) An assignment of this Agreement pursuant to this Section 13.2 shall not release or discharge the assignor from its obligations hereunder unless the assignee executes a written assumption agreement in accordance with Section 13.2(c) hereof.

14. NOTICES

Any notice or communication given pursuant hereto shall be in writing and (1) delivered personally (personally delivered notices shall be deemed given upon written acknowledgment of receipt after delivery to the address specified or upon refusal of receipt); (2) mailed by registered or certified mail, postage prepaid (mailed notices shall be deemed given on the actual date of delivery, as set forth in the return receipt, or upon refusal of receipt); (3) e-mailed (e-mailed notices shall be deemed given upon actual receipt) or (4) delivered in full by telecopy (telecopied notices shall be deemed given upon actual receipt), in either case addressed or telecopied as follows or to such other addresses or telecopy numbers as may hereafter be designed by either Party to the other in writing:

If to CECO:

Commonwealth Electric Company

One NSTAR Way, NE 220

Westwood, MA 02090-9230

Attention: Ellen K. Angley, Vice President, Energy Supply and Transmission

Facsimile: (781) 441-8078

Copy to:

Legal Department

NSTAR Electric & Gas Corporation

800 Boylston Street

Boston, Ma 02109

Attention: T.N. Cronin, Assistant General Counsel

Facsimile: (617) 424-2733

If to NEA:

Northeast Energy Associates, A Limited Partnership

c/o Northeast Energy LP

c/o ESI Northeast Energy GP, Inc.

Its Administrative General Partner

700 Universe Blvd.

P.O. Box 14000

Juno Beach, FL 33408

Attention: Business Manager

Facsimile: 561-304-5161

With a copy to:

Tractebel Power, Inc.

1990 Post Oak Blvd

Suite 1900

Houston, TX 77056

Attention: General Counsel

Facsimile: 713-636-1858

15. WAIVER AND MODIFICATION

This Agreement may be amended and its provisions and the effects thereof waived only by a writing executed by the Parties, and no subsequent conduct of any Party or course of dealings between the Parties shall effect or be deemed to effect any such amendment or waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver of or acquiescence in or to such provision.

16. INTERPRETATION

16.1 Choice of Law. Interpretation and performance of this Agreement shall be in accordance with, and shall be controlled by, the laws of the Commonwealth of Massachusetts (without regard to its principles of conflicts of law).

16.2 Headings. Article and Section headings are for convenience only and shall not affect the interpretation of this Agreement. References to articles, sections and appendices, and schedules are, unless the context otherwise requires, references to articles, sections, appendices, and schedules of this Agreement. The words “hereof and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

17. COUNTERPARTS

Any number of counterparts of this Agreement may be executed, and each shall have the same force and effect as an original.

18. NO DUTY TO THIRD PARTIES

Except as provided in any consent to assignment of this Agreement, nothing in this Agreement nor any action taken hereunder shall be construed to create any duty, liability or standard of care to any Person not a Party to this Agreement.

19. SEVERABILITY

If any term or provision of this Agreement or the interpretation or application of any term or provision to any prior circumstance is held to be unenforceable, illegal or invalid by a court or agency of competent jurisdiction, the remainder of this Agreement and the interpretation or application of all other terms or provisions to Persons or circumstances other than those which are unenforceable, illegal or invalid shall not be affected thereby, and each term and provision shall be valid and be enforced to the fullest extent permitted by law.

20. ENTIRE AGREEMENT

Upon the Effective Date, this Agreement, together with the agreements executed or delivered on the Effective Date in connection herewith, shall constitute the entire agreement and understanding between the Parties hereto and shall supersede all prior agreements including, without limitation, the Existing CECO 2 PPA and understandings relating to the subject matter hereof.

21. CHANGE IN LAW OR MARKET STRUCTURE

The Parties acknowledge that this Agreement is based on the Laws, ISO Policies and market structure in effect as of the Agreement Date. In the event of a Change in Law or Market Structure, the Parties shall make such amendments to this Agreement as are necessary to accommodate such Change in Law or Market Structure, provided that any such amendments shall preserve the economic and business arrangements embodied or referenced in this Agreement.

CECO 2

IN WITNESS WHEREOF, each of CECO and NEA has caused this Agreement to be duly executed on its behalf as of the date first above written.

Commonwealth Electric Company

By:	/s/ Ellen K. Angley
Name:	Ellen K. Angley
Title:	Vice President Energy Supply & Transmission

NORTHEAST ENERGY ASSOCIATES, A LIMITED PARTNERSHIP

By Northeast Energy LP Its General Partner

By ESI Northeast Energy GP Inc. Its Administrative General Partner

By:	/s/ Nathan E. Hanson
Nathan E. Hanson
Authorized Representative

SCHEDULE 3.3

to

AMENDED AND RESTATED

POWER PURCHASE AGREEMENT

DELIVERY SCHEDULE FOR CONTRACT ENERGY

Month	MWh/h
January	20.0000
February	20.0000
March	20.0000
April	20.0000
May	20.0000
June	20.0000
July	20.0000
August	20.0000
September	20.0000
October	20.0000
November	20.0000
December	20.0000

SCHEDULE 4.1(a)

to

AMENDED AND RESTATED

POWER PURCHASE AGREEMENT

Month Ending	No. of Days	MWh/hr CECo 2	MWhs CECo 2	Monthly Support Payment Price ($/MWh) CECo 2
04/30/04	30	20.0000	14,400.0000
05/31/04	31	20.0000	14,880.0000
06/30/04	30	20.0000	14,400.0000
07/31/04	31	20.0000	14,880.0000
08/31/04	31	20.0000	14,880.0000
09/30/04	30	20.0000	14,400.0000
10/31/04	31	20.0000	14,880.0000
11/30/04	30	20.0000	14,400.0000
12/31/04	31	20.0000	14,880.0000
01/31/05	31	20.0000	14,880.0000
02/28/05	28	20.0000	13,440.0000
03/31/05	31	20.0000	14,880.0000
04/30/05	30	20.0000	14,400.0000
05/31/05	31	20.0000	14,880.0000
06/30/05	30	20.0000	14,400.0000
07/31/05	31	20.0000	14,880.0000
08/31/05	31	20.0000	14,880.0000
09/30/05	30	20.0000	14,400.0000
10/31/05	31	20.0000	14,880.0000
11/30/05	30	20.0000	14,400.0000
12/31/05	31	20.0000	14,880.0000
01/31/06	31	20.0000	14,880.0000
02/28/06	28	20.0000	13,440.0000
03/31/06	31	20.0000	14,880.0000
04/30/06	30	20.0000	14,400.0000
05/31/06	31	20.0000	14,880.0000
06/30/06	30	20.0000	14,400.0000
07/31/06	31	20.0000	14,880.0000
08/31/08	31	20.0000	14,880.0000
09/30/06	30	20.0000	14,400.0000
10/31/06	31	20.0000	14,880.0000
11/30/06	30	20.0000	14,400.0000
12/31/06	31	20.0000	14,880.0000
01/31/07	31	20.0000	14,880.0000
02/28/07	28	20.0000	13,440.0000
03/31/07	31	20.0000	14,880.0000
04/30/07	30	20.0000	14,400.0000
05/31/07	31	20.0000	14,880.0000
06/30/07	30	20.0000	14,400.0000
07/31/07	31	20.0000	14,880.0000
08/31/07	31	20.0000	14,880.0000
09/30/07	30	20.0000	14,400.0000
10/31/07	31	20.0000	14,880.0000
11/30/07	30	20.0000	14,400.0000
12/31/07	31	20.0000	14,880.0000
01/31/08	31	20.0000	14,880.0000
02/29/08	29	20.0000	13,920.0000
03/31/08	31	20.0000	14,880.0000
04/30/08	30	20.0000	14,400.0000
05/31/08	31	20.0000	14,880.0000
06/30/08	30	20.0000	14,400.0000

Month Ending	No. of Days	MWh/hr CECo 2	MWhs CECo 2	Monthly Support Payment Price ($/MWh) CECo 2
07/31/08	31	20.0000	14,880.0000
08/31/08	31	20.0000	14,880.0000
09/30/08	30	20.0000	14,400.0000
10/31/08	31	20.0000	14,880.0000
11/30/08	30	20.0000	14,400.0000
12/31/08	31	20.0000	14,880.0000
01/31/09	31	20.0000	14,880.0000
02/28/09	28	20.0000	13,440.0000
03/31/09	31	20.0000	14,880.0000
04/30/09	30	20.0000	14,400.0000
05/31/09	31	20.0000	14,880.0000
06/30/09	30	20.0000	14,400.0000
07/31/09	31	20.0000	14,880.0000
08/31/09	31	20.0000	14,880.0000
09/30/09	30	20.0000	14,400.0000
10/31/09	31	20.0000	14,880.0000
11/30/09	30	20.0000	14,400.0000
12/31/09	31	20.0000	14,880.0000
01/31/10	31	20.0000	14,880.0000
02/28/10	28	20.0000	13,440.0000
03/31/10	31	20.0000	14,880.0000
04/30/10	30	20.0000	14,400.0000
05/31/10	31	20.0000	14,880.0000
06/30/10	30	20.0000	14,400.0000
07/31/10	31	20.0000	14,880.0000
08/31/10	31	20.0000	14,880.0000
09/30/10	30	20.0000	14,400.0000
10/31/10	31	20.0000	14,880.0000
11/30/10	30	20.0000	14,400.0000
12/31/10	31	20.0000	14,880.0000
01/31/11	31	20.0000	14,880.0000
02/28/11	28	20.0000	13,440.0000
03/31/11	31	20.0000	14,880.0000
04/30/11	30	20.0000	14,400.0000
05/31/11	31	20.0000	14,880.0000
06/30/11	30	20.0000	14,400.0000
07/31/11	31	20.0000	14,880.0000
08/31/11	31	20.0000	14,880.0000
09/30/11	30	20.0000	14,400.0000
10/31/11	31	20.0000	14,880.0000
11/30/11	30	20.0000	14,400.0000
12/31/11	31	20.0000	14,880.0000
01/31/12	31	20.0000	14,880.0000
02/29/12	29	20.0000	13,920.0000
03/31/12	31	20.0000	14,880.0000
04/30/12	30	20.0000	14,400.0000
05/31/12	31	20.0000	14,880.0000
06/30/12	30	20.0000	14,400.0000
07/31/12	31	20.0000	14,880.0000
08/31/12	31	20.0000	14,880.0000
09/30/12	30	20.0000	14,400.0000

Month Ending	No. of Days	MWh/hr CECo 2	MWhs CECo 2	Monthly Support Payment Price ($/MWh) CECo 2
10/31/12	31	20.0000	14,880.0000
11/30/12	30	20.0000	14,400.0000
12/31/12	31	20.0000	14,880.0000
01/31/13	31	20.0000	14,880.0000
02/28/13	28	20.0000	13,440.0000
03/31/13	31	20.0000	14,880.0000
04/30/13	30	20.0000	14,400.0000
05/31/13	31	20.0000	14,880.0000
06/30/13	30	20.0000	14,400.0000
07/31/13	31	20.0000	14,880.0000
08/31/13	31	20.0000	14,880.0000
09/30/13	30	20.0000	14,400.0000
10/31/13	31	20.0000	14,880.0000
11/30/13	30	20.0000	14,400.0000
12/31/13	31	20.0000	14,880.0000
01/31/14	31	20.0000	14,880.0000
02/28/14	28	20.0000	13,440.0000
03/31/14	31	20.0000	14,880.0000
04/30/14	30	20.0000	14,400.0000
05/31/14	31	20.0000	14,880.0000
06/30/14	30	20.0000	14,400.0000
07/31/14	31	20.0000	14,880.0000
08/31/14	31	20.0000	14,880.0000
09/30/14	30	20.0000	14,400.0000
10/31/14	31	20.0000	14,880.0000
11/30/14	30	20.0000	14,400.0000
12/31/14	31	20.0000	14,880.0000
01/31/15	31	20.0000	14,880.0000
02/28/15	28	20.0000	13,440.0000
03/31/15	31	20.0000	14,880.0000
04/30/15	30	20.0000	14,400.0000
05/31/15	31	20.0000	14,880.0000
06/30/15	30	20.0000	14,400.0000
07/31/15	31	20.0000	14,880.0000
08/31/15	31	20.0000	14,880.0000
09/30/15	30	20.0000	14,400.0000
10/31/15	31	20.0000	14,880.0000
11/30/15	30	20.0000	14,400.0000
12/31/15	31	20.0000	14,880.0000
01/31/16	31	20.0000	14,880.0000
02/29/16	29	20.0000	13,920.0000
03/31/16	31	20.0000	14,880.0000
04/30/16	30	20.0000	14,400.0000
05/31/16	31	20.0000	14,880.0000
06/30/16	30	20.0000	14,400.0000
07/31/16	31	20.0000	14,880.0000
08/31/16	31	20.0000	14,880.0000
09/30/16	15	20.0000	7,200.0000

SCHEDULE 4.1(c)

to

AMENDED AND RESTATED

POWER PURCHASE AGREEMENT

LIST OF APPROVED CAPACITY BUYERS

Constellation Power Source, Inc.

J Aron & Company

Morgan Stanley Group Capital

PP&L Energy Plus, LLC

PSE&G Energy Resources & Trading, LLC

Select Energy, Inc.

Sempra Energy Trading Corp.

TransCanada Power Marketing Ltd.

SCHEDULE 6.2(g)

to

AMENDED AND RESTATED

POWER PURCHASE AGREEMENT

MONTAUP PPA AMENDMENTS OR MODIFICATIONS

First Amendment dated as of June 28, 1989

Agreement dated May 11, 1992

Agreement dated December 18, 2001

Agreement dated March 31, 2003